Exhibit 99.1

Better Choice Company Reports Third Quarter and Year-to-Date 2020 Financial Results

NEW YORK, NY, November 18, 2020 -- Better Choice Company, Inc. (OTCQB: BTTR) (the “Company” or “Better Choice”), an animal health and wellness company, today reported its financial results for the third quarter ended September 30, 2020.

“We are very excited to share our third quarter 2020 results with the investor community. 2020 has been a “banner year” for Better Choice and we are excited to be a leader in the highest growth areas of the pet food industry as we move into 2021,” said Werner von Pein, CEO of Better Choice.

“We have a strong presence in the highest growth segments of animal health with e-commerce and direct-to-consumer sales representing ~60% of consolidated revenue,” continued Mr. von Pein. “We are uniquely positioned to benefit in the current global environment as consumers move online and we are focused on continuing to convert a large number of our customer base into “sticky” subscription or recurring revenue purchasers. Our international expansion continues to accelerate and represented 27% and 22% of net sales for Q3 and year-to-date, respectively. A strong internal focus on achieving cash flow positivity, managing costs and adopting industry best practices provides a strong foundation for us as we execute on organic growth and evaluate M&A opportunities, with both avenues presenting compelling expansion opportunities.”

Operational Updates
•Continued to grow the business throughout the COVID-19 recession, primarily in e-commerce, direct-to-consumer and international (sold through domestic distributors).
•Successfully integrating the TruPet and Halo subsidiaries.
•Received approval in June 2020 from the Chinese Ministry of Agriculture to ship 15 diets directly to mainland China. Net sales in China were $1.8mm and $3.5mm for Q3 and year to date, respectively, and expect annual revenue in China to be ~$7mm and growing. We expect total international annual revenue to be ~$12mm.
•Consolidated warehouse operations in October 2020 into one location, just outside of Nashville, TN.
•Raised more than $20mm of equity in October 2020 to support growth and de-lever the balance sheet, including more than $11mm invested by Company insiders.

Financial Results for the Third Quarter and Year-to-Date 2020
•Year-to-date 2020 Net Sales of $33.3mm
•Third quarter 2020 Net Sales of $11.1mm
•Year-to-date 2020 Loss from operations of $24.3mm
•Third quarter 2020 Loss from operations of $3.3mm
•Year-to-date 2020 Adjusted EBITDA of ($1.1mm)
•Third quarter 2020 Adjusted EBITDA of ($0.4mm)

Conference Call and Webcast Information

The Company will host a conference call and audio webcast on Wednesday, November 18 at 8:30 a.m. ET to answer questions about the Company's operational and financial highlights for the third quarter of 2020.

Event:	Better Choice Third Quarter 2020 Financial Results Conference Call
Date:	Wednesday, November 18, 2020
Time:	8:30 a.m. Eastern Time
Live Call:	+1-877-407-4018 (U.S. Toll-Free) or +1-201-689-8471 (International)
Webcast:	http://public.viavid.com/index.php?id=142446

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until September 1, 2020 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13713159.

Better Choice Company Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(Dollars in thousands, except share and per share amounts)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2020	2019	2020	2019
Net sales	$33,302	$11,567	$11,135	$3,932
Cost of goods sold	20,567	7,178	6,681	3,096
Gross profit	12,735	4,389	4,454	836
Operating expenses:
General and administrative	23,298	12,031	3,648	4,856
Share-based compensation	7,047	6,708	1,543	2,496
Sales and marketing	6,203	8,452	2,396	2,856
Customer service and warehousing	500	854	148	303
Total operating expenses	37,048	28,045	7,735	10,511
Loss from operations	(24,313)	(23,656)	(3,281)	(9,675)
Other expense (income):
Interest expense, net	7,268	165	2,537	41
Loss on extinguishment of debt	88	—	88	—
Loss on acquisitions	—	147,376	—	(2,612)
Change in fair value of warrant derivative liability	(2,118)	(886)	(4,213)	(1,079)
Total other expense (income), net	5,238	146,655	(1,588)	(3,650)
Net and comprehensive loss	(29,551)	(170,311)	(1,693)	(6,025)
Preferred dividends	103	70	35	43
Net and comprehensive loss available to common stockholders	$(29,654)	$(170,381)	$(1,728)	$(6,068)

Weighted average number of shares outstanding, basic and diluted	48,809,740	28,624,230	48,961,447	43,575,010
Loss per share, basic and diluted	$(0.61)	$(5.95)	$(0.04)	$(0.14)

Non-GAAP Measures

Better Choice Company defines Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operations. Adjusted EBITDA is determined by adding the following items to net and comprehensive loss: depreciation and amortization, interest expense, share-based compensation, warrant expense and dividends, change in fair value of warrant derivative liability, loss on extinguishment of debt, loss on acquisitions, acquisition related expenses, purchase accounting adjustments, equity and debt offering expenses and COVID-19 expenses.
The Company presents Adjusted EBITDA it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of Adjusted EBITDA is useful to investors as this non-GAAP measure forms the basis of how our management team reviews and considers our operating results. By disclosing this non-GAAP measure, we believe that we create for investors a greater understanding of and an enhanced level of transparency into the means by which our management team operates our company. We also believe this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA does not represent cash flows from operations as defined by GAAP. Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss, gross margin, and our other GAAP results.

The following table presents a reconciliation of net and comprehensive loss, the closest GAAP financial measure, to EBITDA and Adjusted EBITDA for each of the periods indicated:

Better Choice Company Inc.
Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA
(Dollars in thousands)

	Nine Months Ended September 30,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 30,
	2020	2020	2020	2020
Net and comprehensive loss	$(29,654)	$(1,728)	$(18,438)	$(9,488)
Depreciation and amortization	1,298	432	409	457
Interest expense, net	7,268	2,537	2,430	2,301
EBITDA	(21,088)	1,241	(15,599)	(6,730)
Non-cash share-based compensation(a)	7,047	1,543	3,020	2,484
Non-cash warrant expense(b)	9,986	—	7,390	2,594
Non-cash dividends(c )	103	34	34	35
Non-cash change in fair value of warrant derivative liability	(2,118)	(4,213)	3,474	(1,379)
Loss on extinguishment of debt	88	88	—	—
Acquisition related expenses/(income)(d)	1,236	(57)	616	677
Non-cash effect of purchase accounting on cost of goods sold(e)	894	—	—	894
Offering relating expenses(f)	987	338	334	315
Non-recurring expenses(g)	1,719	658	79	982
COVID-19 expenses(h)	30	5	25	—
Adjusted EBITDA	$(1,117)	$(362)	$(627)	$(128)
(a) Reflects non-cash expenses related to equity compensation awards. Share-based compensation is an important part of the Company's compensation strategy and without our equity compensation plans, it is probable that salaries and other compensation related costs would be higher.
(b) Reflects non-cash expenses related to stock purchase warrants associated with a contract that was subsequently terminated.
(c) Reflects non-cash expenses related dividends that were settled in October 2020 in connection with the issuance of Series F preferred stock.
(d) Reflects costs incurred related to acquisition and integration activities that will not recur and operating expenses that will not recur due to acquisition related synergies.
(e) Reflects non-cash expense recognized in cost of goods sold related to the step-up of inventory required under the accounting rules for business combinations.
(f) Reflects administrative costs associated with the registration of previously issued common shares and other debt and equity financing transactions.
(g) Reflects contract termination costs and the write off of a prepaid asset related to the termination of a contract entered into during 2019, including $0.8 million and $0.4 million of non-cash expenses, respectively, for the nine month period; and other non-recurring costs.
(h) Reflects cleaning, sanitizing, protective equipment and hazard compensation related to COVID-19.

During October 2020, we completed the outsourcing of certain warehouse operations to a third party logistics facility. We expect that this operational improvement would have provided approximately $0.3mm in cost savings for the year-to-date period had it been implemented on January 1, 2020.

About Better Choice Company, Inc.

Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings, and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products, and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Werner von Pein, CEO

Investor Contact:
Red Chip Companies, Inc
Dave Gentry
407-491-4498 dave@redchip.com